EXHIBIT 10.6
DEVELOPMENT AGREEMENT
     DEVELOPMENT AGREEMENT (this “Agreement”) effective as of August 20, 2009 (the “Effective Date”), is entered into between FALLBROOK TECHNOLOGIES INC., a Delaware corporation (“Fallbrook”), having a place of business at 9444 Waples St., Suite 410, San Diego, California 92121 and HYDRO-GEAR LIMITED PARTNERSHIP, an Illinois limited partnership (“HG” or “Hydro-Gear”) having a place of business at 1411 S. Hamilton St., Sullivan, Illinois 61951. Fallbrook and HG are referred to individually as a “Party” and collectively as the “Parties.” The Parties agree as follows:
1. Background. In order to develop a specific application of the NuVinci® continuously variable technology for use in a *** zero turn radius mower application, the Parties desire that Fallbrook perform certain engineering and development services in accordance with this Agreement. Simultaneous with the Parties entering into this Agreement, the parties are also entering into a Manufacturing License Agreement of even date herewith (the “License Agreement”). Words and terms not otherwise defined in this Agreement shall have the definitions assigned thereto in the License Agreement.
2. Services. Fallbrook shall use its commercially reasonable efforts to complete the work and achieve the objectives under the Development Program set forth in Appendix I (collectively, the “Services”) in a timely manner.
3. Exclusivity. During the term of this Agreement (a) Fallbrook shall not entertain offers for, solicit, or enter into any agreements with a third party for the development, commercialization or purchase of a traction drive CVT or IVT for use in the Field, and (b) HG shall not entertain offers for, solicit, or enter into any agreements with a third party for the development, commercialization or purchase of a traction drive CVT or IVT for use in the Field.
4. Compensation. HG shall pay to Fallbrook the payments set forth on Appendix 1 in accordance with the payment schedule set forth on Appendix 1. Failure by HG to timely pay Fallbrook amounts owing under Appendix 1 shall be a material breach of this Agreement. If any such failure is not cured within thirty (30) days after HG receives notice of such material breach, then Fallbrook shall have the right to terminate this Agreement pursuant to Section 6.2.
5. Disclaimer of Warranty. Limitation of Damages. HG acknowledges and agrees that the Services are not the only way in which the NuVinci technology could be embodied and therefore except with respect to any fees that Fallbrook may refund to HG in accordance with the terms set forth on Appendix 1, FALLBROOK SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT ARISING FROM, RELATED TO, OR CONNECTED WITH THE DEVELOPMENT, SALE AND/OR USE OF ANY PRODUCTS DEVELOPED UNDER THIS AGREEMENT. FALLBROOK EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES AND RESULTING DELIVERABLES, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR ANY PARTICULAR PURPOSE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, LOST REVENUE, LOST PROFITS, OR LOST OPPORTUNITY ARISING FROM, RELATED TO, OR CONNECTED WITH THE SERVICES OR RESULTING

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DELIVERABLES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. FALLBROOK’S MAXIMUM LIABILITY TO HG OR ANY THIRD PARTY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS PAID BY HG HEREUNDER, EXCEPT IN THE CASE OF FALLBROOK’S WILLFUL MISCONDUCT.
6. Term and Termination.
     6.1 Term. The term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated as provided herein, continue until the earlier of (a) completion of the Development Program, or (b) termination as provided for in Appendix 1.
     6.2 Termination. A Party may terminate this Agreement immediately for a material breach by the other Party if the other Party’s material breach of any provision of this Agreement is not cured within thirty (30) days after the date of such Party’s written notice of breach.
     6.3 Effect of Expiration or Termination. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 5, 6.3 and 7 shall survive any termination or expiration of this Agreement.
7. Miscellaneous.
     7.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Fallbrook:	Fallbrook Technologies Inc.
9444 Waples St., Suite 410
San Diego, California 92121
Attention: President

If to HG:	Hydro-Gear, Inc.
1411 S. Hamilton St.
Sullivan, Illinois 61951
Attention: Ray Hauser

With a copy to:	Vedder Price P.C.
222 N. LaSalle Street
Chicago, IL 60606
Attention: John R. Obiala
     7.2 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
     7.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
     7.4 Entire Agreement. This Agreement and the License Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement and the License Agreement.
     7.5 Independent Contractors. Each Party hereby acknowledges that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.
     7.6 Waiver. The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party hereunder whether of a similar nature or otherwise.
     7.7 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.
     7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     7.9 Injunctive Relief. It is agreed that money damages would not be a sufficient remedy for any breach of Section 3 of this Agreement and that the non-breaching Party shall be entitled to injunctive relief, specific performance and/or any other appropriate equitable remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedy of the non-breaching Party for any breach of Section 3 of this Agreement but shall be in addition to all other remedies available to the non-breaching Party at law or in equity.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

FALLBROOK TECHNOLOGIES INC.		HYDRO-GEAR LIMITED PARTNERSHIP
By: Hydro-Gear, Inc.

By Name:	/s/ William Klehm William G. Klehm	By Name:	/s/ Ray Hauser Ray Hauser
Title:	CEO/Chairman	Title:	President

APPENDIX 1
DEVELOPMENT PROGRAM
Production-Intent Design Development of NuVinci® IVT for a Commercial ZTR Mower
INTRODUCTION
     This proposal addresses scope, cost and schedule for the development of a production-intent design of a NuVinci infinitely variable transmission Product (IVT) for use in a *** Zero Turn Radius mower (ZTR) application. Fallbrook is responsible for the development of the Product (IVT) suitable for use in the designated application that meets the designated cost targets and performance criteria.
     Hydro-Gear Responsibilities
     Hydro-Gear is responsible for the development of the mating Transaxle suitable for the designated application. [Figure 1] Hydro-Gear will develop and deliver to Fallbrook by *** a reasonably acceptable plan for the development of the Transaxle and its start of production on or before the first day of *** , subject to Fallbrook’s performance under the Development Program. Hydro-Gear’s project schedule will include delivery milestones that correspond closely with milestones for Fallbrook’s development of the Product (IVT). In order to maintain continuity between the teams and ensure a quality design, Hydro-Gear will present concept layouts and hold design reviews on the same schedule as the Product (IVT) design throughout the project. Both companies will design appropriate assembly tools needed for prototype assembly and installation of the final prototype design into the target application. Hydro-Gear will also perform against the Development Program in order to support Fallbrook’s development of a Product (IVT) that meets the cost target.
     Hydro-Gear is responsible for the manufacturing of the Product (IVT), housings, upstream/downstream gearing, controls and other related parts/assemblies required to commercialize the Transaxle.
     Hydro-Gear will develop and deliver to Fallbrook no later than *** , a reasonably acceptable sales plan for the marketing, launch and sale of the Transaxle assembly in order to achieve volume requirements.
TERMS
     Product (IVT)
     The Product (IVT) includes specifically the core power transfer components (planets, rings, idler, axial force mechanism, bearings, and related components), the Product (IVT) mounting structure, bypass, lubrication and internal cooling features (excludes external case features) and an internal shift mechanism capable of interfacing with an actuator or shift control linkage in conformance with the agreed upon Product Specification and layout. [Figure 1] Development of this linkage is expected to be a collaborative effort with Hydro-Gear. The Product (IVT) must have a bill of material part cost of less than *** .

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Figure 1 — Division of Responsibility
     Design Control During the Development Program
     The controlling models and drawings for the Product (IVT) will reside on the Fallbrook servers until such time agreed to by the parties. The controlling models and drawings for the Transaxle will reside on the Hydro-Gear servers. Both parties will maintain adequate design control and tracking of changes necessary to insure proper use of data. After the Final Design Review, all Product (IVT) design changes must be approved in writing by Hydro-Gear.
     Design Reviews
     Both Fallbrook and Hydro-Gear will identify and make available skilled individuals necessary to adequately assess and validate the results of each design review. Reviews will be scheduled in advance to provide sufficient time to prepare and coordinate selected individuals. The Product Specification, progress to each phase, costs and technical concerns will be discussed at each design review.
     Testing
     Fallbrook is responsible for the acquisition and maintenance of the test equipment, fixtures and instrumentation used at its facility to validate the Product (IVT) to the reliability standards defined in the Product Specification. Hydro-Gear will be responsible for the acquisition and maintenance of the test equipment, fixtures and instrumentation used at its facility to validate the Transaxle to the specified reliability standards.
     Changes
     Actual costs associated with changes after prototype release will be born by the party requesting the changes, unless otherwise agreed to by the Parties. Changes that affect the other party’s prototype hardware will be changed or replaced at the expense of the party making the change, unless otherwise agreed to by the Parties. Actual costs associated with revisions to the

Product Specification will be born by the party requesting the change, unless otherwise agreed to by the Parties.
     Program Schedule
     Below is a summary of the project plan and expected schedule that Hydro-Gear will pay Fallbrook:

ACTIVITY		DATE DUE		PAYMENT
Project Start with contract signing		08-31-2009
FALLBROOK R&D Activity begins and addresses		*	**	*	**
Product (IVT) lubrication, cold temperature performance and skew shift performance in ZTR mower application issues
Product Specification Development		*	**
HG Transaxle Development Plan		*	**	*	**
Product Specification Approval	Gate 1	*	**
Concept Design and Development		*	**	*	**
		*	**	*	**
Concept Design Review & Selection (CDR)	Gate 2	*	**
Detailed Design Development and DFMEA		*	**	*	**
		*	**	*	**
Preliminary Design Review (PDR), DFMEA Review	Gate 3	*	**
		*	**	*	**
Conclusion of Fallbrook R&D Activities		*	**	*	**
Final Design Review (FDR) and Product ( IVT) Cost	Gate 4*	*	**
Limit Review
Prototype Fabrication and Assembly Release		*	**	*	**
		*	**	*	**
		*	**	*	**
Delivery of *** functional samples	Gate 5	*	**
Design Validation & Testing		*	**	*	**
		*	**	*	**
		*	**	*	**
Preliminary Design Validation Review and Final	Gate 6*	*	**
Product (IVT) Cost Limit Review
Release of Long Lead-time Tooling		*	**	*	**
		*	**	*	**
Design Validation Review	Gate 7	*	**
		*	**	*	**
Production Tooling Release		*	**
Production Validation & Testing
Begin Production Component Validation Testing		*	**
HG Marketing and Sales Plan		*	**
Production Validation and Production Launch Review	Gate 8	*	**
Start of Production (License Fee from License Agreement)		*	**	*	**

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     At each Gate, if the defined Activity has not been satisfied, then the project and subsequent payments do not proceed unless agreed in writing by Hydro-Gear or until the Activity is completed, then remaining schedules adjust according to the delay.
     If at Gate 1 the Product Specification cannot be mutually agreed upon, then Fallbrook shall return to Hydro-Gear any payments it has received as part of this Development Agreement and any prototypes, test vehicles and other property owned by Hydro-Gear in its possession, Hydro-Gear shall return any property of Fallbrook in its possession, and this Agreement shall immediately terminate.
     *If at Gate 4 Hydro-Gear suspects that the Product (IVT) has less than an 80% confidence level that the Product (IVT) will achieve the defined duty cycle and/or the maximum cost target of ***, or if at Gate 6 Hydro-Gear suspects that the Product (IVT) has less than a 100% confidence level that the Product (IVT) will achieve the defined duty cycle and/or the maximum cost target of ***, then Fallbrook shall analyze whatever failures occur, provide a report of analysis and remedial actions, and redesign appropriate parts and deliver such new or repair parts as necessary in order to continue development.
     If such Fallbrook initiated remedial actions again fail in a material manner to achieve the design duty cycle or Product (IVT) cost target, then Fallbrook shall analyze the resulting failure and develop a remediation and recovery plan. If Hydro-Gear does not accept the recovery plan, which acceptance shall not be unreasonably withheld, then Fallbrook shall return to Hydro-Gear any payments it has received as part of this Development Agreement and any Transaxle prototypes, test vehicles and other property purchased or otherwise provided by Hydro-Gear in its possession, Hydro-Gear shall return any prototypes of the Product (IVT) it has in its possession and this Agreement shall immediately terminate.
     Notwithstanding the foregoing, if at any Gate HG fails to provide its written approval or acceptance, or a written description supporting its contention of how the required performance was not achieved for the subject Gate, within 30 days of receipt of written notice from Fallbrook of completion of applicable development, then the required performance for such Gate shall be deemed to be satisfied.
     If the Parties disagree on whether a requirement of the Product Specification was actually achieved, then both company’s CEOs shall meet and confer for a period of up to at least 30 days in order to attempt to resolve the disagreement or otherwise reach terms under which the companies can proceed.
RESPONSIBILITIES AND DELIVERABLES
FALLBROOK R&D ACTIVITY
     Scope: This effort is intended to provide guidance for the production-intent Product (IVT). It will include testing different configurations targeted at key cost saving measures, as well as failure mode evaluation, performance and durability. A detailed test plan will be developed which will include the following if appropriate under the specification:

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     • Characterization of performance with external coolers removed (relying on convective cooling)
     • Characterization of performance with the pump removed (relying on splash lubrication)
     • Characterization of performance with varied lubrication levels
     • Thermal testing, particularly characterization of performance after cold soak
     • Characterization of steady state and dynamic shift performance through different loads and speeds. Modifications to existing prototype hardware will be made to incorporate skew shifting methodology.
     • Testing as needed based on failure modes and potential design improvements
     Hydro-Gear Responsibilities and Deliverables:
     • Provide one test vehicle for use at Fallbrook for the target application
     • Support test effort with feedback on specific performance requirements and evaluation of test results.
     Fallbrook Responsibilities and Deliverables:
     • Develop a detailed test plan to guide the R&D effort.
     • Operate and maintain necessary test equipment, fixtures and instrumentation throughout the duration of the test effort.
     • Fabricate, assemble and test prototype test articles.
     • Summarize and report data and conclusions to the Fallbrook and Hydro-Gear team.
PRODUCT SPECIFICATION ACTIVITY
     Scope: Fallbrook will work closely with Hydro-Gear to document operational requirements and establish a Product Specification for the production Product (IVT). It shall reference detailed operating duty cycles provided by Hydro-Gear for the target application. Minimum thresholds will be established for each key design parameter. The Product Specification will include at a minimum:
     • Product (IVT) Application Information
     • Reliability Requirements

     • Performance Duty Cycle
     • Technical Requirements
     • Product (IVT) Cost of *** or less
     Hydro-Gear Responsibilities and Deliverables:
     • Document Product Specification and maintain change control
     • Define Application Information
     • Establish Reliability Requirements which conforms to industry standards
     • Establish the Technical Requirements for the Product (IVT)
     • Jointly approve the Product Specification with Fallbrook
     Fallbrook Responsibilities and Deliverables:
     • Support effort with feedback on specific performance requirements and establishing the Product Specification
     • Jointly approve the Product Specification with Hydro-Gear
PRODUCT (IVT) CONCEPT DESIGN ACTIVITY
     Scope: Create options and select a configuration to proceed to detailed design for the Product (IVT). This effort will be based upon the target application which the transmission is to be implemented, and the results of on-going testing of the R&D Activity. This layout effort may also include dynamic modeling and steady state analysis to characterize key performance parameters and correlation of analytical results with test data. Hydro-Gear will be responsible for the input pulley(s) and output gearing as well as the housing interface for a given application; the exact housing configuration (i.e. single or split housing) will be defined in this phase. For cost considerations, it is desirable to have a common housing for the Product (IVT) components and gearing. Fallbrook and Hydro-Gear will develop internal housing interfaces independently as part of the concept design stage. Additionally, it is anticipated that Fallbrook will develop the User Interface with significant input and contribution from Hydro-Gear. Decisions will be made in this phase about specific interfaces between the subassemblies developed by Hydro-Gear and Fallbrook.
     Hydro-Gear Responsibilities and Deliverables:
     • Assist Fallbrook in estimating design cost for each concept
     • Gain understanding of the NuVinci Technology, critical components and cost drivers

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     • Participate in the Concept Review meeting at Fallbrook in Austin, Texas
     • Jointly select the preferred concept with Fallbrook to move forward to Detailed Design
     Fallbrook Responsibilities and Deliverables:
     • Create options for potential Product (IVT) configurations, with feedback on Duty Cycle and Cost Requirements (risk assessment)
     • Define material/process selection for each Product (IVT) component
     • Host Concept Review meeting at Fallbrook in Austin, Texas
     • Jointly select the preferred concept with Hydro-Gear to move forward to Detailed Design
PRODUCT (IVT) DETAILED DESIGN ACTIVITY
     Scope: Fallbrook conducts detail design work on the concept selected. Design Failure Mode and Effects Analysis (DFMEA) will be conducted on the target application. The DFMEA will guide the design development efforts throughout the project. The design validation test plan will also be derived from requirements listed in the DFMEA. Hydro-Gear will also conduct a “3P” (Lean Tool = “Product Preparation Process) event on the selected concept and provide feedback to the design of both the Product (IVT) and the Transaxle.
     Hydro-Gear Responsibilities and Deliverables:
     • Assist with the DFMEA on the Product (IVT)
     • Conduct “3P” Event on the Assembly (both Product (IVT) and Transaxle) at Hydro-Gear in Sullivan, Illinois
     • Maintain Costed BOM and initial supplier selection for Product (IVT) components
     • Review sourcing and purchasing processes with Fallbrook and collaborate on revisions to the design to help achieve cost and quality goals
     • Complete the Design Validation Test Plan
     • Participate in the Preliminary and Final Design Reviews at Fallbrook in Austin, Texas
     Fallbrook Responsibilities and Deliverables:
     • Complete the R&D Activities prior to the Final Design Review
     • Develop the necessary drawing for the Product (IVT) and components

     • Conduct DFMEA on the Product (IVT)
     • FEA analysis of the Product (IVT)
     • Conduct a detailed design analysis on the Product (IVT)
     • Assist in establishing the Design Validation Test Plan
     • Host the Preliminary and Final Design Reviews at Fallbrook in Austin, Texas
PRODUCT (IVT) PROTOTYPE ACTIVITY
     Scope: The primary task will be to fabricate at least *** functional Product (IVT)s. Fallbrook will manage the sourcing, quality and procurement of all hardware for the Product (IVT)s with input from Hydro-Gear. A budget for prototype hardware has been included in the total cost associated with this proposal.1 This budget and the quantity of prototypes are based on a design consisting of ***. Changes in the transmission size and/or design detail may change prototype costs.
     Further, Hydro-Gear will be required to fabricate and assemble at least *** prototype Transaxle assemblies to support the Design Validation process. *** of the functional Product (IVT)/Transaxle assemblies will reside at Fallbrook and the remaining will be at Hydro-Gear for testing.
     Hydro-Gear Responsibilities and Deliverables:
     • Procure and fabricate the Transaxle Assemblies, excluding the Product (IVT)
     • Jointly assemble Product (IVT)s in the final assemblies
     • Modify Transaxle components excluding the Product (IVT), if necessary, to achieve required performance
     Fallbrook Responsibilities and Deliverables:
     • Procure and fabricate the Product (IVT)s

[1]	Prototyping costs are a function of specific design details and cannot be known specifically until the final release, however Fallbrook estimates for a volume of ***, each prototype system will cost approximately *** . The prototype budget for this project is currently *** and should cover at least *** units. Any additional prototype parts will be paid for by Hydro-Gear. Any expense beyond the cost presented in this proposal will require written approval from Hydro-Gear and Fallbrook. The Fallbrook machine shop will be among the list of suppliers considered to minimize cost and manage the schedule.

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     • Fallbrook shall review with Hydro-Gear the prototypes and provide supplementary information regarding the prototypes including any differences in the prototyped parts or deliverables from expected production processes or designs and any risks of the prototypes associated with those differences
     • Functionally test Product (IVT)s to agreed upon specifications prior to delivery to Hydro-Gear
     • Jointly assemble Product (IVT)s in the final assemblies
     • Modify Product (IVT) components, if necessary, to achieve required performance
PRODUCT (IVT) DESIGN VALIDATION ACTIVITY
     Scope: The prototype final assembly will be tested in accordance with the defined Design Validation Test Plan to determine if the assembly meets the Product Specification.
     Hydro-Gear Responsibilities and Deliverables:
     • Determine location for each Design Validation test
     • Conduct testing as defined
     • Host the Preliminary and Final Design Validation Reviews at Hydro-Gear in Sullivan, Illinois
     • If Product (IVT) meets the Duty Cycle and Cost Requirements, then release the long lead-time tooling
     • Summarize the Design Validation Test Data
     Fallbrook Responsibilities and Deliverables:
     • Work with Hydro-Gear on determining the location for each Design Validation test
     • Conduct testing as defined
     • Support test effort with feedback and evaluation of test results.
     • Participate in the Preliminary and Final Design Validation Reviews at Hydro-Gear in Sullivan, Illinois
     • Support Hydro-Gear as needed to develop supply base
     • Summarize the Design Validation Test Data

     PRODUCT (IVT) PRODUCTION TOOLING RELEASE ACTIVITY
     Scope: Release of production tooling for both the Product (IVT) and Transaxle.
     Hydro-Gear Responsibilities and Deliverables:
     • If Product (IVT) meets the Duty Cycle and Cost Requirements, then release the remaining tooling
     Fallbrook Responsibilities and Deliverables:
     • Support Hydro-Gear as needed to develop supply base
PRODUCT (IVT) PRODUCTION VALIDATION ACTIVITY
     Scope: The final assembly will be tested in accordance with the defined Production Validation Test Plan to determine if the Product (IVT)/Transaxle assembly meets the Product Specification.
     Hydro-Gear Responsibilities and Deliverables:
     • Determine location for each Production Validation test
     • Conduct testing as defined
     • Host the Production Validation Review
     • Jointly Summarize the Production Validation Test Data
     Fallbrook Responsibilities and Deliverables:
     • Work with Hydro-Gear on determining the location for each Production Validation test
     • Conduct testing as defined
     • Support test effort with feedback and evaluation of test results.
     • Participate in the Production Validation Review
     • Support Hydro-Gear as needed to develop supply base
     • Jointly Summarize the Production Validation Test Data
Fallbrook’s obligation is to make at least one full time engineer available to support Production Validation Activity and Start of Production Activity until 90 days after the Start of Production.

START OF PRODUCTION
     Both companies will assist the Production Launch to achieve industry standard quality and productivity results.